Exhibit 99.2

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE made as of the 13th day of April, 2010.

AMONG:

KIMCO NORTH TRUST III, a trust formed under the laws of the State of New York, having its principal place of business located at 3333 New Hyde Park, New Hyde Park, New York 11042;

(hereinafter called the “Issuer”)

AND

KIMCO REALTY CORPORATION, having its principal office located at 3333 New Hyde Park, New Hyde Park, New York 11042,

(hereinafter called the “Guarantor”)

AND

BNY TRUST COMPANY OF CANADA, a trust company existing and licensed under the federal laws of Canada, acting through its Corporate Trust Offices.

(hereinafter called the “Trustee”)

WITNESSETH THAT:

WHEREAS in and by an Indenture dated as of April 21, 2005 by and among the Issuer, the Guarantor and the Trustee (hereinafter called the “Initial Indenture” and, as amended and supplemented pursuant to the First Supplemental Indenture (the “First Supplement”) made as of June 2, 2006, and the Second Supplemental Indenture made as of August 16, 2006, hereinafter called the “Original Indenture”), provision was made for the issue by the Issuer of Notes;

AND WHEREAS the Issuer issued, pursuant to the Original Indenture, “Series 1 4.45% Notes Maturing 2010”, dated as of April 21, 2005, in the aggregate principal amount of $150,000,000 and “Series 2 5.18% Notes Maturing 2013”, dated as of August 16, 2006, in the aggregate principal amount of up to $500,000,000;

AND WHEREAS the Issuer is desirous of issuing a further series of notes in the aggregate principal amount of up to $500,000,000, to be designated as “Series 3 5.99% Notes Maturing April 13, 2018” (the “Third Series Notes”);

AND WHEREAS the Issuer has the necessary power, capacity and authority to create and issue the Third Series Notes to be issued as herein provided;

AND WHEREAS the Original Indenture, as amended and supplemented by this supplemental indenture, is hereinafter referred to as the “Indenture”;

AND WHEREAS all things necessary have been done and performed to make the Third Series Notes, when certified by the Trustee and issued as provided in the Original Indenture, legal, valid and binding obligations of the Issuer with the benefits and subject to the terms of the Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact, as applicable, by the Issuer and not by the Trustee.

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION AND RELATED MATTERS

1.1

Interpretation of Supplemental Indenture

In this supplemental indenture:

(a)

“this supplemental indenture”, “this supplemental deed”, “hereof”, “herein”, “hereby”, “hereunder”, and similar expressions refer to this supplemental indenture and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof; and

(b)

all references to Articles, Sections and Exhibits refer, unless otherwise specified, to articles, sections and exhibits of this supplemental indenture.

1.2

Defined Terms

Unless otherwise defined herein or unless the context otherwise specifies or requires, all capitalized terms contained in this supplemental indenture which are defined in the Original Indenture shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture. For the purpose of this supplemental indenture, the following terms have the following meanings:

“Canada Yield Price” in relation to any Third Series Notes being redeemed, means the price, on any date (which in the case of any calculation of the Make-Whole Amount hereunder shall be the date the redemption notice is given), in respect of any principal amount of such Third Series Notes, or of the portion of such Third Series Notes being redeemed, outstanding on such date, necessary to provide a yield on such principal amount from the applicable redemption date to the day of maturity of the Third Series Notes equal to the Government of Canada Yield plus 61 basis points; provided that, where the Issuer exercises its Redemption Right in circumstances where:

(a)

the Guarantor has sought and obtained a waiver or consent (as the case may be) from the requisite majority of holders of each series of securities issued under the Guarantor Indenture in respect of a default thereunder or an amendment to the terms or conditions thereof (as the case may be); and

(b)

the requisite majority of holders of the Third Series Notes have refused to grant such a waiver or consent in circumstances where they have been offered the equivalent cash or non-cash consideration or any other accommodation (if any) to the extent applicable as that offered the holders referred to in (a) above;

then, notwithstanding the foregoing for purposes of calculating the Redemption Price, the “Canada Yield Price” shall be, in relation to any Third Series Notes being redeemed, the price, on any date (which in the case of any calculation of the Make-Whole Amount hereunder shall be the date the redemption notice is given), in respect of any principal amount of such Third Series Notes, or of the portion of such Third Series Notes being redeemed, outstanding on such date, necessary to provide a yield on such principal amount from the applicable Redemption Date to the day of maturity of the Third Series Notes equal to the Government of Canada Yield plus 100 basis points.

“Government of Canada Yield” on any date means, in the case of any Third Series Notes, the arithmetical average of the mid-market yield to maturity on such date, assuming semi-annual compounding, expressed as a rate per annum, which the applicable Government of Canada Bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity equal to the remaining term of such Third Series Notes quoted by two major Canadian investment dealers selected by the Issuer from amongst Scotia Capital Inc., RBC Dominion Securities Inc., CIBC World Markets Inc. or any of their successors and any other investment dealer which is a member of the Investment Dealers Association of Canada selected by the Issuer and approved by the Trustee, acting reasonably.

“Make-Whole Amount” in respect of any given principal amount of Third Series Notes means, at any given time, the amount, if any, by which (i) the Canada Yield Price in respect of such principal amount exceeds (ii) such principal amount.

“Redemption Right” has the meaning ascribed thereto in Section 3.1(d) hereof; and

“Third Series Notes” has the meaning ascribed thereto in the recitals hereto.

1.3

Headings, etc.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

1.4

Recitals and Exhibits

The recitals of this supplemental indenture and the exhibits attached hereto form an integral part of this supplemental indenture.

1.5

Monetary References

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be lawful money of Canada unless otherwise expressed.

1.6

Language

The parties to this supplemental indenture hereby require that this supplemental indenture and all related documents be prepared in the English language.  Les parties à cet acte de fiducie supplémentaire demandent par les présentes que l'acte de fiducie supplémentaire et tous les documents connexes soient rédigés en anglais.

1.7

Conflict with Indenture Legislation.

If and to the extent that any provision of this supplemental indenture limits, qualifies or conflicts with a mandatory requirement of Indenture Legislation, such mandatory requirement shall prevail.

1.8

Successors and Assigns.

All covenants and agreements of the Issuer and the Guarantor in this supplemental indenture shall bind their respective successors and assigns, whether so expressed or not.  All covenants and agreements of the Trustee in this supplemental indenture shall bind its successors.

1.9

Severability Clause.

In case any provision in this supplemental indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE 2

INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE

2.1

Incorporation with Original Indenture

This supplemental indenture is a supplemental indenture within the meaning of the Original Indenture and the Original Indenture and the Third Series Notes issued thereunder shall henceforth be read in conjunction with this supplemental indenture, and have effect so far as practicable as if all the provisions of the Original Indenture and this supplemental indenture were contained in one instrument.

ARTICLE 3

ISSUANCE OF THIRD SERIES NOTES

3.1

Third Series Notes

(a)

General

The third series of notes to be issued under the Indenture shall be the Third Series Notes and shall be designated as “Series 3 5.99% Notes Maturing April 13, 2018”. Each Third Series Note may be issued by the Issuer in Dollars and, subject to the Issuer’s right to reopen the series for issuance of additional securities of such series, shall be limited to $500,000,000 aggregate principal amount. Each Third Series Note shall bear its Original Issue Date and shall mature on the date specified therein. Payment of the Maturity Consideration for the Third Series Note and Interest thereon will be made in lawful money of Canada in accordance with Section 3.7 of the Indenture. The Third Series Notes shall be issued as Book-Entry Securities in denominations of $1,000 and integral multiples thereof.  The global forms of the Third Series Notes, the certificate of the Trustee to be executed on the global form of the Third Series Note and the registration panel thereon shall be in the form set forth in Exhibit A hereto.  In addition to the English text thereof, the Third Series Note may include a corresponding French text.

In the event of any contradiction, discrepancy or difference between the English language portion of the text and the French language portion of the text of the form of Security, the certificate of the Trustee or the registration panel, the English language portion of the text shall govern, except where and only to the extent that applicable law otherwise requires.

(b)

Execution and Delivery of Third Series Notes

At any time and from time to time after the execution of this supplemental indenture and after delivery by the Issuer to the Trustee of the Resolution and the Officer's Certificate referred to in Sections 3.1 and 3.3 of the Indenture, the Issuer may execute and deliver to the Trustee for certification Third Series Notes, and the Trustee shall thereupon certify and deliver said Third Series Notes as directed by an Issuer Order.

(c)

Terms of Third Series Notes

The terms and conditions of the Third Series Notes shall be as set out in Exhibit A hereto. The Issuer Order referred to in paragraph (b) above shall, subject to the requirements of Article 2 and Article 3 of the Indenture and the provisions of this supplemental indenture, set forth with respect to each issue of Third Series Notes to be delivered by the Trustee, the terms of such Third Series Notes.

(d)

Redemption

The Issuer shall have the right (the “Redemption Right”), at its option and in  accordance with Article 11 of the Indenture, to redeem at any time and from time to time prior to the Maturity, upon not more than 60 days’ nor less than 30 days’ prior notice, the whole or any part of such Third Series Notes then outstanding, on a pro rata basis, at the Redemption Price.  The Redemption Price in respect of such Third Series Notes shall be calculated as the principal amount outstanding on the Third Series Notes to be redeemed plus the Make-Whole Amount, if any, on such amount, together, in each case, with all interest accrued and remaining unpaid to and including the Redemption Date.

The Third Series Notes may also be redeemed in accordance with Section 11.3 of the Indenture.

(e)

Purchase by the Issuer

The Issuer may (subject to Article 11 of the Indenture) at any time purchase all or any of the Third Series Notes in the market (which shall include a purchase from or through an investment dealer or a firm holding membership on a recognized stock exchange) or by invitation for tenders or by private contract at such price or prices as may be determined by the Board.

If, upon an invitation for tenders, more Third Series Notes than the Issuer is prepared to accept are tendered at the same lowest price that the Issuer is prepared to accept, the Third Series Notes to be purchased by the Issuer shall be selected by the Trustee pro rata, by lot, or in such other manner as the Trustee may consider equitable, from the Third Series Notes tendered by each Holder who tendered at such lowest price.  For this purpose, the Trustee may make, and from time to time amend, regulations with respect to the manner in which Third Series Notes may be so selected and regulations so made shall be valid and binding upon all Holders notwithstanding the fact that, as a result thereof, one or more of such Third Series Notes may become subject to purchase in part only.  The Holder of any Third Series Notes of which a part only is purchased, upon surrender of such Third Series Notes for payment, shall be entitled to receive, without expense to such Holder, one or more new Third Series Notes for the unpurchased part so surrendered and the Trustee shall certify and deliver such new Third Series Notes upon receipt of the Third Series Notes so surrendered.

(f)

Delivery for Cancellation

At the option of the Issuer, all Third Series Notes purchased under this supplemental indenture may be delivered to the Trustee and may be cancelled by it and upon such occurrence no Third Series Notes shall be issued in substitution therefor.

(g)

U.S. Withholding

The Holder and, as a condition precedent to any transfer or exchange of the Third Series Notes, the transferee shall execute and file such forms or other documents as may be required to secure any reduction of or exemption from U.S. withholding tax, including the furnishing by the transferee of Internal Revenue Service Form W-8BEN to the Trustee and the Issuer.

(h)

U.S. Securities Law

The Third Series Notes and the Guarantee may be offered, sold or otherwise transferred, directly or indirectly, only (a) to the Issuer, (b) outside the United States in compliance with Rule 904 of Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) or (c) pursuant to the exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder, if available, and, in each instance, in compliance with any applicable state securities laws or the applicable laws of any other jurisdiction.  In connection with, and as a condition to, any sale or other proposed transfer of Third Series Notes [all Securities under the Indenture], the Holder shall furnish to the Issuer and the Trustee such certifications, legal opinions and other information as the Issuer and the Trustee may reasonably require to confirm that the proposed sale or other transfer complies with the foregoing restrictions.

3.2

Interest Provisions.

Each Third Series Notes shall bear Interest from its date of issue at the rate of 5.99% per annum, until the Maturity Consideration for such Third Series Notes is paid or duly made available for payment.  Interest payments in respect of the Third Series Notes shall equal the amount of Interest accrued from and including the immediately preceding Interest Payment Date in respect of which Interest has been paid or duly made available for payment (or from and including the date of issue, if no Interest has been paid with respect to the applicable Third Series Note) to but excluding the related Interest Payment Date or the Stated Maturity (as specified in the applicable Third Series Note), as the case may be.

Interest shall be payable semi-annually in arrears on each date specified in the Third Series Notes on which an instalment of Interest is due and payable and on the Stated Maturity.  Unless otherwise specified in the Third Series Notes, the first payment of Interest on any Third Series Note originally issued between a Regular Record Date and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the holder on such next succeeding Record Date.

The Interest Payment Dates for the Third Series Notes shall be specified in the applicable Third Series Notes.  If any Interest Payment Date or the Stated Maturity of the Third Series Notes falls on a day that is not a Business Day, the required payment of Maturity Consideration, Interest and Additional Amounts and other amounts payable under Section 10.4 of the Indenture will be made on the next succeeding Business Day as if made on the date such payment was due, and no Interest shall accrue on such payment for the period from and after such Interest Payment Date or the Stated Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Interest on any Third Series Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall, if so provided in such Third Series Note, be paid to the Person in whose name that Third Series Note (or one or more Predecessor Securities) is registered as of the close of business on the Regular Record Date for such Interest in accordance with Section 3.7 of the Indenture.

Subject to the provisions of  Sections 3.7 and 3.8 of the Indenture, each Third Series Note delivered under this supplemental indenture upon registration of transfer of or in exchange for or in lieu of any other Third Series Note shall carry the rights to Interest accrued and unpaid, and to accrue, which were carried by such other Third Series Note.

ARTICLE 4

GUARANTEE, EXECUTION AND FORMAL DATE

4.1

Guarantee

The Guarantor hereby acknowledges and confirms that the Guarantee continues to be in full force and effect, without abrogation, impairment or limitation, and that nothing contained in this supplemental indenture shall in any way operate or be construed as a reduction or discharge of the Guarantee or effect novation. The Guarantor hereby reaffirms (a) the covenants and agreements made by the Guarantor contained in the Indenture and Guarantee, (b), its guarantee of payment and performance of the obligations of the Issuer under the Indenture pursuant to the Guarantee, in each case, as such covenants, agreements and other provisions may be modified by this supplemental indenture.

4.2

Execution

This supplemental indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

4.3

Formal Date and Applicable Law

For the purpose of convenience this supplemental indenture may be referred to as bearing the formal date of April 13, 2010, irrespective of the actual date of execution hereof. This supplemental indenture shall be governed by the laws of Québec and the laws of Canada applicable therein.

(Signature page follows)

IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

KIMCO NORTH TRUST III
By:	/s/ Glenn G. Cohen

KIMCO REALTY CORPORATION
By:	/s/ Glenn G. Cohen

BNY TRUST COMPANY OF CANADA
By:	/s/ Henry Hamilton II
Authorized Signatory

EXHIBIT A

FORM OF THIRD SERIES NOTE

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